Exhibit 4.1

SECOND AMENDMENT TO
AMENDED AND RESTATED FLY LEASING LIMITED MANAGEMENT AGREEMENT

Amendment (this “Amendment”), dated as of July 27, 2016, to that certain Amended and Restated Fly Leasing Limited Management Agreement, dated as of December 28, 2012, by and among Fly Leasing Limited, a Bermuda exempted company (the “Company”), and Fly Leasing Management Co. Limited, a Bermuda exempted company (the “Manager”), as amended by the First Amendment to Amended and Restated Fly Leasing Limited Management Agreement, dated as of June 19, 2015 (as amended, the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, Section 16.6 of the Agreement permits the parties thereto to amend the Agreement by means of a document signed by all parties; and

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto hereby agree as follows:

1. Definitions. Section 1.1 of the Agreement is hereby amended as follows:

(a)          The definition of “Post-Element Aircraft Balance” is hereby deleted in its entirety and replaced with the following:

“Post-Element Aircraft Balance means an amount equal to $2,679,496,884, which amount represents the value of the Company’s flight equipment, net, as reflected on the Company’s unaudited consolidated balance sheet as of June 30, 2015, adjusted on a pro forma basis as though the disposition of the aircraft in the Element Transaction had been completed on such date;”

(c)          The definition of “Year-End Balance” is hereby deleted in its entirety and replaced with the following:

“Year-End Balance means the aggregate value of the Company’s (i) flight equipment held for sale, net, (ii) flight equipment held for operating lease, net, (iii) investment in direct finance lease, net, and (iv) maintenance rights, net, each as reflected on the Company’s audited consolidated balance sheet as of December 31 of the immediately preceding calendar year.”

2. Effect of Amendment. This Amendment shall be effective as of July 1, 2016. Except as expressly set forth herein, the Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, and shall remain in full force and effect, as amended hereby.

3. Entire Agreement. The Agreement, as amended hereby, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written. To the extent that there is a conflict between the terms and provisions of the Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

4. Severability. Should any provision of this Amendment or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by applicable law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Amendment.

5. Governing Law. This Amendment, the legal relations between the parties hereto and the adjudication and the enforcement thereof, shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

6. Amendments and Waivers. No provision of this Amendment may be amended other than in accordance with the terms of the Agreement.

7. Counterparts. This Amendment may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been duly executed on the date first written above.

FLY LEASING LIMITED

By:
Name:
Title:

FLY LEASING MANAGEMENT CO. LIMITED

By:
Name:
Title: